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                                                                     EXHIBIT 5.1

                           [BRYAN CAVE LLP LETTERHEAD]



                                  April 8, 2002

Stifel Financial Corp.
501 North Broadway
St. Louis, Missouri 63012
Attention:  Board of Directors

Stifel Financial Capital Trust I
c/o Stifel Financial Corp.
501 North Broadway
St. Louis, Missouri 63012
Attention:  Administrative Trustees

Gentlemen:

         We have acted as special counsel to Stifel Financial Corp., a Delaware corporation (the "Company"), and Stifel Financial Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation of the Registration Statement on Form S-3 (Registration Nos. 333-84592 and 333-84592-01) (the "Registration Statement"), filed by the Company and the Trust on March 27, 2002 with the Securities and Exchange Commission (the "SEC"), for the purpose of registering under the Securities Act of 1933, as amended, preferred securities (the "Preferred Securities") of the Trust, subordinated debentures (the "Subordinated Debentures") of the Company and the guarantee of the Company with respect to the Preferred Securities (the "Guarantee").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust (the "Certificate of Trust") filed by the Trust with the Secretary of State of the State of Delaware on March 21, 2002; (ii) the Trust Agreement, dated as of March 21, 2002, with respect to the Trust; (iii) the form of the Amended and Restated Trust Agreement with respect to the Trust; (iv) the form of the Preferred Securities of the Trust; (v) the form of the Guarantee between the Company and Wilmington Trust Company, as trustee; (vi) the form of the Subordinated Debentures; and (vii) the form of the Indenture (the "Indenture"), between the Company and Wilmington Trust Company, as trustee, in each case in the form filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. For purposes of paragraphs (1) and (2) below, we have assumed the taking by the Pricing Committee of the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance and terms of the Subordinated Debentures and the Guarantee, and the issuance and the terms thereof and related matters.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original


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Stifel Financial Corp.
Stifel Financial Capital Trust I
April 8, 2002
Page 2

documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In examining documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that, except as set forth in paragraphs (1) and (2) below, such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement of the Trust, the Preferred Securities of the Trust, the Guarantee, the Subordinated Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust, and others.

         We are members of the bar of the state of Missouri, and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing and to other qualifications and limitations set forth herein, we are of the opinion that:

         1. After the Indenture has been duly executed and delivered, the Subordinated Debentures, when duly executed, delivered, authenticated and issued in accordance with the Indenture and delivered and paid for as contemplated by the Registration Statement, will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

         2. The Guarantee, when duly executed and delivered by the parties thereto, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

         In rendering the foregoing opinion, we have relied to the extent we deem appropriate on the opinion of Richards, Layton & Finger, special counsel to the Trust and the Company.

         We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the inclusion of this legal opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ BRYAN CAVE LLP